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                                                                    EXHIBIT 3.10

                            ARTICLES OF INCORPORATION

                                       OF

                               IOWA GAMING COMPANY

To the Secretary of State
         State of Iowa:

         Pursuant to Section 202 of the Iowa Business Corporation Act, the undersigned, acting as incorporator of a corporation, adopts the following articles of incorporation for the corporation.

         1.  The name of the corporation is: Iowa Gaming Company

         2.  The number of shares the corporation is authorized to issue is:
1000 shares of common stock, without par value.

         3. The street address of the initial registered office of the corporation is: c/o CT Corporation System, 2222 Grand Avenue, Des Moines, Iowa 50312 and the initial registered agent of the corporation at such address is: CT Corporation System.

         4.  The name and address of the sale incorporator is:

         Seka Jajic Kaplarevic         35 W. Wacker Dr., Chicago, Il 60601

         5. The corporation shall indemnify and advance expenses for the benefit of any officer, director, employee or agent of the corporation when a bona fide claim is made against such officer, director, employee or agent when such claim arises out of the ordinary acts and doings of such officer, director, employee or agent in the ordinary course of business. This indemnification will be pursuant to Sections 490.832 and 490.856 of the 1989 Code of Iowa, as amended. This indemnification shall be controlled by these statutes as amended from time to time.

IN WITNESS WHEREOF, the undersigned has executed these articles of incorporation this 15th day of July, 1994.

                                    BY: /s/ Seka Jajic Kaplarevic
                                        ------------------------------------

                                    Seka Jajic Kaplarevic
                                    Sole Incorporator